Exhibit 5.1

June 6, 2022

PacWest Bancorp

9701 Wilshire Blvd., Suite 700
Beverly Hills, CA 90212

Ladies and Gentlemen:

We have acted as counsel to PacWest Bancorp, a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement (the “Prospectus Supplement”), dated June 1, 2022, to the Prospectus, dated March 1, 2021, included in the Registration Statement on Form S-3 (File No. 333-253712) (the “Registration Statement”) filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company under the Registration Statement of 20,530,000 of the Company’s depositary shares (including 530,000 depositary shares subject to the underwriters’ over-allotment option) (the “Depositary Shares”), each representing ownership of a 1/40th interest in a share of the Company’s 7.75% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, $0.01 par value (the “Preferred Stock”), pursuant to that certain Underwriting Agreement, dated June 1, 2022 (the “Underwriting Agreement”), among the Company and Piper Sandler & Co., J.P. Morgan Securities LLC, and Janney Montgomery Scott LLC, acting individually and as representatives of the several Underwriters named in Schedule A to the Underwriting Agreement. The Preferred Stock is to be deposited by the Company with Equiniti Trust Company, acting as depositary (in such capacity, the “Depositary”), pursuant to the Deposit Agreement, dated June 6, 2022 (the “Deposit Agreement”), by and among the Company, the Depositary and the holders from time to time of Depositary Shares issued under the Deposit Agreement.

We have examined such documents and reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon the certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that:

(i)	The Preferred Stock, when the shares of Preferred Stock have been issued and delivered to the Depositary as provided in the Deposit Agreement, and the Depositary Shares have been issued in accordance with the terms of the Deposit Agreement and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

50 South Sixth Street | Suite 1500 | Minneapolis, MN | 55402-1498 | T 612.340.2600 | F 612.340.2868 | dorsey.com

PacWest Bancorp

(ii)	The Depositary Shares, when issued in accordance with the Deposit Agreement and delivered against payment therefor in book entry form in accordance with the terms of the Underwriting Agreement, and upon the deposit of the Preferred Stock in accordance with the terms of the Deposit Agreement, will be validly issued and will entitle the holders of the Depositary Shares to the rights specified in the Deposit Agreement.

Our opinions set forth above are subject to:

(a)           the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws);

(b)           the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law; and

(c)           limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy.

We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of New York, (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct or (iv) obligations to pay any form of liquidated damages, if the payment of such damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered.

Our opinions expressed above are limited to the laws of the State of New York and the Delaware General Corporation Law.

We hereby consent to your filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Commission, which Current Report on Form 8-K will be incorporated by reference into the Registration Statement, and to the reference to our firm under the caption “Legal Matters” contained in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

CCH/NHS/BRR